Exhibit 10.3

October 24, 2005	New York, NY

STANDSTILL NOTE

FOR VALUE RECEIVED, the undersigned, WORLD HEALTH ALTERNATIVES, INC., a corporation organized under the laws of the State of Florida (“Issuer”), promises to pay to the order of PALISADES MASTER FUND LP, for its benefit and for the benefit of PEF Advisors, Ltd. (“Payee”) and Payee’s registered successors and assigns (Payee and each such successor or assign being a “Holder”), to such bank account or at such other place as Holder may designate to Issuer in writing from time to time, the outstanding principal amount of $300,000.00 (THREE HUNDRED THOUSAND and 00/100 DOLLARS), in lawful money of the United States of America, which shall, at the time of payment, be legal tender in payment of all debts and dues, public and private (“cash”), together with interest thereon at the rate hereinafter set forth, such principal and interest to be paid as hereinafter set forth. Certain capitalized terms used herein have the meanings specified in Section 5.

1. Interest; Payments From and after the date hereof and until all outstanding principal and all accrued and unpaid interest hereon has been paid in full in cash, interest shall accrue at twelve percent (12%) per annum and shall be computed on the daily outstanding principal balance hereunder. Interest shall accrue and be computed on the basis of the actual number of days in the related period over 365 days. All accrued and unpaid interest shall be paid January 20, 2006, (the “Maturity Date”). The entire outstanding principal balance hereunder, together with accrued interest on this Note, shall be due and payable in full in one “lump-sum” payment in cash on the Maturity Date. All amounts due on this Note shall be payable without set-off, counterclaim or any other deduction whatsoever.

If for any reason whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by any applicable usury statute or any other applicable law with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note, or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

2. Prepayment

(a)	Voluntary Prepayment. At any time, Issuer shall have the right to prepay the outstanding principal amount of this Note, in whole or in part, without premium or penalty, provided that Issuer shall pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount up to the date of prepayment.

(b)	Mandatory Prepayment. Upon the occurrence and continuation of an Event of Default, Issuer shall prepay all Obligations under this Note.

3. Events of Default The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	Issuer fails to pay any principal amount under this Note on the Maturity Date;

(b)	Issuer fails to pay any interest under this Note on the Maturity Date;

(c)	Issuer fails to pay any fee, penalty, premium or other amount (other than the amounts specified in clauses (a) and (b) above) on the Maturity Date;

(d)	any Insolvency Proceeding is commenced by or against the Issuer.

4. Enforcement of Remedies Upon the occurrence and during the continuation of any one or more Events of Default, Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of Holder.

5. Definitions For the purposes of this Note, the following terms have the meanings specified below:

“Insolvency Proceeding” means, with respect to Issuer, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Issuer or for any substantial part of its property or assets or the ordering of the winding up or liquidation of its affairs by a court or governmental agency, provided that such order or decree remains unstayed and in effect for 60 consecutive days; or (ii) Issuer shall commence a voluntary case under the United States Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, secured creditor, custodian, trustee, sequestrator (or similar official) of Issuer or for any substantial part of its property or assets or make any general assignment for the benefit of creditors.

“Obligations” means all principal and interest on this Note and all other amounts owing with respect to this Note.

6. Transferability Holder may sell, pledge, assign or otherwise transfer to any person its rights and obligations under this Note, in whole or in part.

7. Binding Effect The rights and obligations of Issuer and Holder under this Note shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties. As used herein, the terms “Issuer,” and “Holder” shall be deemed to include their respective heirs, successors, legal representatives and permitted assigns, as the context may permit or require, whether by voluntary action of the parties or involuntary by operation of law.

8. Time is of the Essence For all payments to be made and obligations to be performed under this Note, time is of the essence.

9. GOVERNING LAW THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF HOLDER AND ISSUER HEREUNDER SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO NEW YORK CHOICE OF LAW RULES.

IN WITNESS WHEREOF, Issuer has executed this Note as of this 24th day of October 2005.

ISSUER:

WORLD HEALTH ALTERNATIVES, INC.

By:	/s/ Scott Phillips
Name:	Scott Phillips
Title:	Chief Restructuring Officer

LENDER:

PALISADES MASTER FUND LP

By:
Name:
Title:	Authorized Signatory